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                                                                    EXHIBIT 99.1

NEWS RELEASE                                       Castle Dental Centers
                                                   3701 Kirby Drive, Suite 550
                                                   Houston, TX  77098
                                                   (713) 490-8400
                                                   (OTC Bulletin Board: CASL.OB)

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For information about                                        For information about
Castle Dental contact:                                       Sentinel Capital Partners contact:
James M. Usdan                 Joseph P. Keane               David S. Lobel
President, Chief Executive     Chief Financial Officer       Managing Partner
Officer
(713) 490-8603                 (713) 490-8602                (212) 688-3100
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                CASTLE DENTAL ANNOUNCES PROFITABLE FIRST QUARTER
                            SAME STORE SALES IMPROVE
                        COMPLETES FINANCIAL RESTRUCTURING

        HOUSTON, May 15, 2003 -- Castle Dental Centers, Inc. (OTC Bulletin
Board: CASL.OB) today reported that it had net income of $462,000, $0.01 per share, for the three months ended March 31, 2003, its first quarterly profit in three years. This compares to a loss of $1.4 million for the same period last year, before a charge of $37.0 million recognized in the first quarter 2002 to reflect the cumulative effect of a change in accounting principle. Revenues were $24.5 million for the first quarter 2003, $1.0 million less than revenues of $25.5 million last year. Revenues from dental centers open for more than one year improved by 1.6 %, offset by reduced revenues from dental centers closed or sold in the past twelve months. During the first quarter 2003, the Company managed 77 dental centers compared to 85 dental centers in the first quarter 2002.

        The Company also announced that it completed its previously announced recapitalization plan, which included the sale of $13.0 million in subordinated notes and preferred stock to a group of investors led by Sentinel Capital Partners II, L.P., and the restructuring of its senior credit facility, resulting in a $27 million reduction in the Company's outstanding debt. Sentinel Capital Partners is a New York-based institutional private equity investment firm that specializes in buying and building smaller middle market companies in the United States and Canada in partnership with management.

        The new senior credit facility consists of a $16.0 million term loan and revolving credit facility provided by GE Healthcare Financial Services, with a final maturity date of November 2007. Sentinel and certain other investors, including members of Castle Dental's management, purchased $6.0 million in Series B preferred stock and $7.0 million in subordinated notes due in five years. Sentinel will own a majority of the voting stock of the Company and will be entitled to elect a majority of the board of directors of Castle Dental.

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        James M. Usdan, president and chief executive officer, had the following comments, "We are extremely pleased to announce the completion of our debt restructuring and recapitalization efforts, which have been ongoing for more than two years. The infusion of new equity into the Company by Sentinel Capital Partners and the replacement of our senior credit facility with the new line of credit provided by GE Healthcare Financial Services substantially reduces our debt and provides Castle Dental a stable capital structure for the first time in several years. We have been able to achieve this result through the hard work of our employees and affiliated dentists, as evidenced by the improved operating results that we are also pleased to announce today. The net income of $462,000 reported for the first quarter is Castle Dental's first profitable quarter since the first quarter of 2000. This has been achieved by focusing on improving the quality of services provided to our patients, stringent cost controls, improving provider relations with our affiliated dental professionals, and selling or closing poorly performing dental centers. With our strengthened balance sheet and new financial partners, we will be able to continue our efforts to become the leading dental healthcare provider in the markets that we serve."

        "This investment is consistent with Sentinel's plan to selectively invest in quality niche service businesses," said David Lobel, Sentinel's Founder and Managing Partner. "Castle Dental is a highly respected and recognizable brand in the dental services industry and has established a leadership position in its markets," Lobel noted. "We are also delighted to partner in this deal with Castle Dental's senior management, and look forward to working closely with them and assisting in the company's growth plan," Lobel added.

        "Castle Dental is well positioned to expand the range of specialty services it offers its patients and thereby to take advantage of the company's strong dental office system," said Paul Murphy, a Principal at Sentinel. "Our objective is to substantially increase Castle Dental's profitability over the next several years. The Company has the management and infrastructure in place to accomplish this goal."

        Castle Dental Centers, Inc. develops, manages and operates integrated dental networks through contractual affiliations with general, orthodontic and multi-specialty dental practices in the U.S. Castle manages 77 dental centers with approximately 170 affiliated dentists in Texas, Florida, Tennessee and California with annual patient revenues of approximately $100 million.

        Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Among the key factors that may have a direct bearing on the Company are fluctuations in the economy, the degree and nature of competitions and the demand for the Company's services, changes in laws and regulations affecting the Company's business, the Company's inability at any time to complete acquisitions and integrate the operations of acquired businesses, and numerous other factors discussed in Castle Dental's filings with the Securities and Exchange Commission.